Exhibit 99

Hallador Energy Company
1660 Lincoln Street, Suite 2700
Denver, CO 80264
Phone:  303/839-5504
Fax:  303/832-3013

FOR IMMEDIATE RELEASE

PRESS RELEASE
Contact:  Rebecca Palumbo
                                                                                                                                                                                   Phone:  303/839-5504 ext. 316

HALLADOR ENERGY COMPANY (HNRG)
ANNOUNCES LISTING ON NASDAQ CAPITAL MARKET

DENVER, CO – May 19, 2010

Hallador Energy Company (Hallador) has been approved for listing on the NASDAQ and will begin trading on Friday, May 21, 2010 under the symbol HNRG.   Hallador is a Denver based company with 320 employees most of whom work at its wholly owned subsidiary, Sunrise Coal, LLC (Sunrise). Hallador also owns a 45 percent equity interest in Savoy Energy, L.P., an oil and gas company with operations in Michigan.

Sunrise operates the Carlisle Mine, an underground coal mine, in Sullivan County, Indiana.  The Carlisle Mine produces approximately 3,000,000 tons of coal per year which, for the most part, is sold to three electric utilities in Indiana.  The Carlisle Mine is a new underground mine and the first coal shipped in January 2007. Our proved coal reserves at December 31, 2009 were 47,000,000 tons.

Victor P. Stabio, the company’s CEO, said, “We are excited to be listed on the NASDAQ Capital Market.  With this listing we will no longer trade on the bulletin board.  The NASDAQ listing is a major step in our goal to continue growing our company and increasing the liquidity and value of our shares.”

Hallador personnel will preside over the NASDAQ Opening Bell on Thursday, May 27, 2010.

Hallador has a market cap of approximately $250,000,000 and generated $45,000,000 of cash flow in 2009 and $14,000,000 of cash flow in the first quarter of 2010.  There are approximately 28,000,000 shares outstanding.

Hallador was recently named to Forbes' 2010 list of "The 100 Most Trustworthy Companies."  Forbes utilized Audit Integrity, an independent financial analytics company based in Los Angeles, to identify the 100 businesses on American exchanges with the most transparent and conservative accounting practices and most prudent management. The firm sorts the "100 Most Trustworthy Companies" into three groupings: Large, mid and small-cap companies, and arranges them in order of accounting and governance risk (AGR) score, with 100 being the highest score.   Hallador was listed this year under the "Most Trustworthy Small-Capitalization Companies" with a score of 94.

For more information please visit both of our websites, www.halladorenergy.com or www.sunrisecoal.com.